Exhibit 10.82

MEADE INSTRUMENTS CORP.
1997 STOCK INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is entered into by and between MEADE INSTRUMENTS CORP., a Delaware corporation (the “Company”), and Steve Muellner (“Employee”) as of October 18, 2006.

BACKGROUND

WHEREAS, the Company has adopted and the stockholders of the Company have approved the Meade Instruments Corp. 1997 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Section 5 of the Plan, the Company, upon approval of the Committee, has granted a Performance Share Award (the “Award”) to Employee upon the terms and conditions evidenced hereby, as required by the Plan; and

WHEREAS, the Award has been granted to Employee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to Employee.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties agree as follows:

1.	Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2.	Grant of Incentive Award. This Agreement evidences the Company’s grant to Employee, subject to the terms and conditions hereof and of the Plan, of the Award with respect to the 2007 fiscal year (the “Plan Year”). The benefits with respect to the Award will be calculated pursuant to the Plan based upon the achievement of the performance objectives set forth herein during the Plan Year.

3.	Performance Objectives. The total Award Employee shall receive pursuant hereto shall be based on Employee satisfying certain personal growth objectives set forth on Exhibit A hereto (the “Personal Objectives”). Upon satisfaction of such Personal Objectives, Employee shall be entitled to receive an Award of restricted shares of the Company’s Common Stock with an aggregate market value (i.e., the number of shares granted multiplied by the closing price of the Company’s Common Stock on the last trading day of the Plan Year) from a minimum award amount of 0% (the “Minimum Award Amount”) up to a maximum award amount of 40% (the “Maximum Award Amount”) of Employee’s base salary for the Plan Year pro-rated for the amount of time Employee was employed with the Company during the Plan Year. The Award amount shall be based on Employee’s level of achievement of the Personal Objectives as determined in the sole discretion of the Compensation Committee of the Board of Directors. Any restricted shares granted pursuant hereto will be subject to a six (6) month restriction period, after which such restricted shares will be vested and exercisable in full. Any restricted shares to be granted to Employee pursuant hereto shall be granted to Employee on June 1, 2007.

4.	Restrictions on Transfer. The Award, and any interest thereon or amount payable in respect thereof, is generally nontransferable as provided in the Plan.

5.	Conditions; Early Termination; Adjustment; Change in Control. Subject to any employment agreement entered into between Employee and the Company (which shall control) (“Employment Agreement”), the Award is subject to all of the conditions set forth in the Plan. The Award (including, but not limited to the Personal Objectives) is subject to adjustment as contemplated by the Plan. If there should occur a “Change in Control” of the Company (or any successor), as defined in the Plan, Employee, without limitation on any other rights hereunder, and regardless of whether or not Employee has satisfied any of the Personal Objectives shall be entitled to receive no later than one day prior to the effective date of such Change in Control an amount equal to the Maximum Award Amount hereunder (the number of restricted shares granted to Employee pursuant to this Agreement shall be calculated based upon the closing price of the Company’s Common Stock on the day prior to the effective date of the Change in Control and shall be immediately vested and exercisable in full).

6.	Continuance of Employment. Notwithstanding any commitment of Employee to remain in the service or employ of the Company (or any affiliate), the Award shall not confer upon Employee any new or different right with respect to the continuation of his or her service or employment by the Company (or any affiliate) or alter or interfere in any way with the right of the Company (or any affiliate) to terminate such service or employment or to change the compensation of Employee or other terms of his or her service or employment, or otherwise affect any of the terms or conditions of any separate written employment agreement, except as expressly provided hereunder.

7.	Manner and Timing of Payment; Withholding Tax. Subject to any changes imposed by or allowed under the provisions of the Plan, benefits with respect to the Award shall be paid pursuant to the Plan. Payment shall be made as soon as the Compensation Committee is able to determine and confirm the level of achievement attained by Employee of the Personal Objectives, but in no event shall payment be made later than 105 days after the end of the Plan Year. Employee agrees to pay or provide for payment of all applicable withholding taxes in accordance with the Plan.

8.	Construction; Amendment. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California. This Agreement may only be amended in writing by an instrument signed by both parties.

9.	Arbitration. As a material inducement to enter into this Agreement, and to the fullest extend allowable by law, Employee and the Company each hereby agree that any “Claims” or “Controversies” (as defined below) arising out of or in respect to this Agreement (or its validity, interpretation or enforcement) that Employee may have against the Company or it officers, directors, employees, or agents, in their capacity as such, or that the Company may have against Employee, shall be resolved solely through final and binding arbitration. Employee and the Company each hereby acknowledge that this agreement to arbitrate means that Employee and the Company are relinquishing his/her/its rights to either a jury trial or court trial for the resolution of any claims that Employee and the Company may have against the other.

“Claims” or “Controversies” arising out of this Agreement mean and include all claims for breach of this Agreement, harassment and/or discrimination (including sexual harassment and harassment or discrimination based on race, color, religion, age, sex, sexual orientation, ancestry, national origin, marital status, military service, pregnancy, physical or mental disability, medical condition or any other protected class or condition), breach of any contract or covenant (express or implied), tort claims, violations of public policy, wrongful termination, whistle-blowing and all other claims relating to this Agreement, except that claims covered by the Workers’ Compensation Act and claims for unemployment benefits are not covered by this agreement to arbitrate.

All Claims or Controversies shall be submitted to a single neutral arbitrator. The arbitration shall take place in Orange County, California, unless otherwise mutually agreed. The arbitrator shall be mutually agreed-upon by Employee and the Company. If Employee and the Company cannot agree upon an arbitrator, the selection process shall be governed by the employment arbitration rules and procedures of the American Arbitration Association (“AAA”). In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a written decision, and shall have full authority to award all remedies which would be available in court. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

This bilateral arbitration agreement is to be construed as broadly as is permissible under relevant law. In connection with any arbitration proceeding commenced hereby, the prevailing party shall be entitled to reimbursement of its reasonable attorney’s fees and costs, including arbitrator fees. This agreement to arbitrate and arbitration procedure is intended to be the exclusive method of resolving all Claims or Controversies as described above between Employee and the Company and judgment upon the award rendered by the arbitrator hereunder may be entered in any court having jurisdiction thereof.

10.	General Terms. Subject to any employment agreement or arrangement, the Award and any payment in respect thereof are subject to, and the Company and Employee agree to be bound by, the provisions of the Plan that apply to the Award. Such provisions are incorporated herein by this reference. Employee acknowledges receiving a copy of the Plan and reading and understanding its applicable provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

MEADE INSTRUMENTS CORP., a Delaware corporation	EMPLOYEE, an individual

/s/ Mark D. Peterson	/s/ Steve Muellner

By Mark D. Peterson	Name Steve Muellner

Title Senior Vice President Address 10314 Woodbridge Street Toluca Lake, California 91602

Exhibits are excluded